CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
TiVo Inc.:
We consent to the use of our reports dated March 11, 2011, with respect to the consolidated balance sheets of TiVo Inc. and subsidiaries as of January 31, 2011 and 2010, and the related consolidated statements of operations, stockholders' equity and comprehensive income/loss, and cash flows for each of the years in the three-year period ended January 31, 2011, and the effectiveness of internal control over financial reporting as of January 31, 2011, incorporated herein by reference.

/s/ KPMG LLP

Mountain View, California September 9, 2011